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                                                                      Exhibit 99

Mace Security International, Inc.
1000 Crawford Place, Suite 400
Mt. Laurel, NJ 08054
(856) 778-2300 - www.mace.com
Louis D. Paolino, Jr., CEO & Chairman
Gregory Krzemien, CFO
Eduardo Nieves, Jr., Investor Relations

For Immediate Release
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            MACE SECURITY INTERNATIONAL ACQUIRES MILLENNIA CAR WASH
        CHAIN FROM EXCEL LEGACY CORPORATION; APPOINTS NEW BOARD MEMBER

Mount Laurel, New Jersey, November 2, 1999 -- Mace Security International, Inc.
(MSI) (Nasdaq: MACE) today announced that it completed the acquisition to purchase the Millennia Car Wash Chain from Excel Legacy Corporation (AMEX: XLG). The Millennia Car Wash Chain consists of 17 full service car washes located in Phoenix, Arizona and San Antonio, Texas. All of the full service car washes provide professional detailing, 10 contain full and self-service gas stations and five contain lubrication centers. MSI has been managing the Millennia car washes under an operating agreement since March 31, 1999. Millennia's 17 car washes and ancillary services represent $16 million of the Company's annualized sales revenue.

Pursuant to the agreement, Richard Muir has been appointed to MSI's Board of Directors. Mr. Muir is the Executive Vice President and Corporate Secretary of Excel Legacy Corporation, and serves on their Board of Directors. Mr. Muir has extensive experience in administrative and executive capacities, including direct involvement in and supervision of asset acquisitions, management, financing and dispositions. Mr. Muir has served as a director on several boards. His appointment increases MSI's board to seven members.

Louis D. Paolino, Jr., CEO and Chairman of MSI, said, "We have eagerly anticipated the consummation of this transaction. The Millennia washes are the foundation of what are now our Arizona and Texas operations, which are MSI's two strongest regions. Since our agreement to operate Millennia Car Washes began, we have improved operating efficiencies, expanded hours, reduced labor and integrated our computerized internal control systems." He added, "The Board of Directors and I are very pleased with the addition of Richard Muir as a board member. Mr. Muir's strong management background and extensive experience in serving as a director of other public companies will be an invaluable asset to MSI's board and management team."

Mace Security International, Inc. is a provider of car care services which owns and operates numerous car washes nationwide. The Company is also a leading producer of less lethal defense sprays for the consumer market and a marketer of consumer safety and security products.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties, including but not limitation, risks relating to the financial outcomes of the planned business and growth strategies, that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.
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